EXHIBIT 99.B10


SULLIVAN & CROMWELL

   LETTERHEAD


                                                           LETTERHEAD


                                                                 March 29, 1984


Prudential-Bache Global Fund, Inc.,
  100 Gold Street,
  New York, New York 10292.

Dear Sirs:

     With respect to the Registration Statement on Form N-1A (file No. 2-89725) (the "Registration Statement") filed by prudential-Bache Global Fund, Inc., a Maryland corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, an indefinite number of shares of Common Stock (par value $.01 per share) (the "Common Stock"), we, as your counsel, have examined such corporate records, certificates and other documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination and review, we advise you that, in our opinion, when shares of the Common Stock have been issued and sold in accordance with the terms of the Distribution Agreement, referred to in the Registration Statement, and as authorized

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Prudential-Bache Global Fund, Inc.

by the board of Directors of the Company, such shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


Very truly yours,


SULLIVAN & CROMWELL